UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2007

Radyne Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-11685	11-2569467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3138 E. Elwood Street, Phoenix AZ	85034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 602-437-9620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 5, 2007, Radyne Corporation (“the Company”) entered into a definitive Agreement and Plan of Merger (the “Agreement”) to acquire AeroAstro, Inc. (“AeroAstro”). The transaction has been approved by the Boards of Directors of both companies and is expected to close within the next 30 days, subject to customary closing conditions. Pursuant to the terms of the Agreement, the Company will pay approximately $18 million for AeroAstro, consisting of approximately $750,000 in stock and $17.25 million in cash, derived from available cash on hand. In addition, the Company will retire approximately $500,000 of AeroAstro’s debt after the closing. Upon consummation of the transaction, AeroAstro will be a wholly-owned subsidiary of the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by this reference.

Item 7.01	Regulation FD Disclosure.

On July 5, 2007, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger dated July 5, 2007, by and among Radyne Corporation, AeroAstro Acquisition Inc., AeroAstro, Inc., the Principal AeroAstro Shareholders, and Dr. Rick Fleeter, in his capacity as the Shareholders’ Representative.

99.1	Press Release dated July 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2007

RADYNE CORPORATION

/s/ Malcolm C. Persen
By:	Malcolm C. Persen
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated July 5, 2007, by and among Radyne Corporation, AeroAstro Acquisition Inc., AeroAstro, Inc., the Principal AeroAstro Shareholders, and Dr. Rick Fleeter, in his capacity as the Shareholders’ Representative.

99.1	Press Release dated July 5, 2007